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                                                                    EXHIBIT 10.1


                         EMPLOYMENT AGREEMENT


This Employment Agreement (this "Agreement") is made and entered into as of July 26, 1995, between PMC International, Inc., a Colorado corporation (the "Company"), and Kenneth S. Phillips (the
"Executive").


                               RECITALS

A. The Company has employed the Executive as its President from December 1985, and Executive, in such capacity has rendered, and will continue to render, faithful and valuable service to the Company.

B. The Company desires to continue to receive the services of Executive and to more fully identify his interest with the future and success of the Company by setting forth more formally the terms and conditions upon which the Executive will continue to be employed by the Company as President and, as of the date of this Agreement, its Chief Executive Officer, and receive compensation therefor.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                               AGREEMENT

1. Employment; Position; Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the capacity of President and Chief Executive Officer. Subject to Section 4, the term of the Executive Officer. Subject to
Section 4, the term of the Executive's employment under this Agreement shall be for three (3) years, beginning July 26, 1995. The term of this Agreement shall be extended for successive one-year periods on July 26 of each year beginning July 26, 1998, unless on or before April 26, prior to any such renewal date the Company or the Executive provides written notice to the other of its intention not to renew.

2. Duties, Responsibilities and Authority. In his capacity as President and Chief Executive Officer, the Executive shall have primary responsibility for overall management of the business affairs of the Company and shall perform such other duties as are prescribed by applicable law and the Company's bylaws for the offices which the Executive shall hold pursuant to this Agreement, all of which duties shall be conducted in accordance with policies established by the Company's board of directors (the "Board"). In his capacity as President and Chief Executive Officer, the Executive shall be subject to the direction and control of the Board. The Executive shall devote his full professional and managerial time and effort to the performance of his duties as President and Chief Executive Officer of the Company and he shall not engage in any other business activity or activities which, in the judgment of the Board, do, in fact, conflict with the performance of his duties under this Agreement.

3.  Compensation.


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(a)  Salary.  For services rendered under this Agreement, the Company shall pay the Executive a base salary of $240,000 per annum beginning July 26, 1995 or at such time as the Executive requests that his salary be increased to that level. The Company acknowledges that, in 1994, Executive's base salary was reduced from $240,000 per annum pursuant to a general salary reduction adopted by the Company with respect to all of the Company's employees. Notwithstanding the provisions of subsection 3(b), Executive's base salary shall be increased to $300,000 per annum at such time as the Company shall first achieve pre-tax earnings of $1,000,000 annually, excluding from the calculation thereof any extraordinary non-recurring expenses or income.

(b) Annual Review. The Executive's salary will not be reviewed during the first year of the initial three-year term of this Agreement. The Executive's first salary review shall be for the period ending July 26, 1996, and, as appropriate, his salary may be adjusted effective July 26, 1996, and shall be reviewed annually thereafter during the term of this Agreement or any renewal term hereof. The Executive's base salary shall not be subject to reduction, however, without the Executive's consent.

(c) Bonuses. The Company shall, beginning with the fiscal year ending December 31, 1995, and continuing through the next three fiscal years, establish and fund annually an executive employee bonus pool (the "Bonus Pool") in a total amount equal to ten percent (10%) of the Company's pre-tax earnings, excluding from the calculation of such pre-tax earnings any extraordinary or non-recurring expenses or income. At the end of each such fiscal year, the total amount of the Bonus Pool shall be distributed to certain executive employees within 45 days following the closing of the year-end books of the Company. The executives to whom the Bonus Pool is to be distributed in any fiscal year, and the relative percentages thereof to be paid to such executives, shall be within the sole discretion of the Board, except that it is hereby agreed that Executive shall be entitled to receive forty per cent (40%) of the Bonus Pool for each fiscal year subject to the provisions of this subsection 3(c).

(d) Benefits and Vacation. The Executive shall be eligible to participate in such insurance programs (health, disability, or life) or such other health, dental, retirement, or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other officers and executive employees of the Company. The Executive shall be entitled to four (4) weeks of paid vacation during each year of his employment under this Agreement. Vacation time may be accumulated for one (1) year beyond the year for which it is accrued and used any time during such year, but any vacation time not used during such additional year shall be forfeited. The value of any accrued but unused vacation time shall be paid in cash to the Executive upon termination of his employment for any reason.

(e) Stock Options. The Executive may participate in stock option programs of the Company in accordance with the policies applicable to other officers of the Company, upon such terms as the administrators of such programs in their discretion determine. Subject to the terms and conditions of any such option program, any options held by the

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Executive shall become fully vested immediately upon either the death of the Executive or a Change of Control (as defined herein).

(f) Reimbursement of Expenses. The Company shall, consistent with past practices, reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

(g) Vehicle Allowance. The Company shall provide the Executive a vehicle allowance generally necessary for the type of vehicle the Executive has traditionally driven. The vehicle allowance shall be reviewed annually at the time the Executive's base salary is reviewed, but shall not be reduced without the consent of the Executive.

4. Termination. Either party may terminate the Executive's employment under this Agreement, without cause, upon ninety (90) days' written advance notice to the other party, but subject to the provisions of Section 7 hereof. The Company may terminate the Executive's employment for "Cause" (as hereinafter defined) effective immediately upon the giving written notice stating the basis for such termination. For purposes of this Agreement, "Cause" shall mean (a) a breach of this Agreement and either (i) such breach is not cured within 30 days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, or (ii) such breach is cured and the breach recurs during or after such 30-day period, (b) exhibited willful disobedience of or repeated failure to perform reasonable directions of the Board, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; engaging in fraud, misappropriation or embezzlement; disclosure of confidential information in violation of this Agreement; or willfully engaging in conduct materially injurious to the Company. A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

5. Disability. If the Executive shall be prevented by illness, accident, or other incapacity from properly performing his duties hereunder (and, if required by the Company, upon the furnishing of evidence satisfactory to the Company of such disability), the Company shall, during the continuance of his disability, but only for the remaining term of this Agreement, pay the Executive his compensation payable under the provisions of Section 3 (other than the bonus provided for in subsection 3(c) and less the amount of any benefits paid to Executive under any disability insurance provided by the Company) and continue to provide the Executive all other benefits provided hereunder. As used herein, the term "disability" shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described herein for a consecutive period of thirty (30) days or more.

6. Death. In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Employment Agreement


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shall terminate immediately.  However, the Executive's estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Executive's annual compensation then in effect as specified in Section 3(a), above.

7. Severance Pay. In the event that the Executive's employment is terminated by the Company other than for Cause, whether during or after the term of this Agreement, the Executive shall be entitled to receive his then current compensation as provided for in Section 3(a), payable at the Company's regular payment intervals, for a period of two years following the date of termination, so long as Executive shall not have breached the covenants set forth in Section 8; provided, that if any of such payments would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") and (ii) but for this proviso be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the amount payable hereunder shall be reduced to the largest amount which the Executive determines would result in no portion of the payments hereunder being subject to the Excise Tax. If the Executive voluntarily resigns his employment hereunder, or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

8. Covenant Not to Compete; Trade Secrets. During the continuance of his employment by the Company and for a period of twenty-four (24) months after termination of his employment, the Executive shall not
(a) anywhere in the United States, engage in any business which competes directly or indirectly with the Company or (b) directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

9. Key Man Life Insurance. The Company may maintain "key man" life insurance on the Executive in the amount of up to $3,000,000 for the benefit of the Company or any other beneficiary designated as such by the Company. Executive shall cooperate with the reasonable requirements of any insurer with respect to such insurance, including the submission to physical examination.

10. Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the date on which (a) any person or entity other than Executive or Bedford Capital Financial Corporation becomes the record or beneficial owner, directly or indirectly, of more than fifty percent (50%) of the then outstanding voting stock of the Company; (b) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the combined voting power of

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the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the shareholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

11. Severability. It is the desire and intent of the parties that the provisions of Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of Section 8 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 8 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

12. Injunctive Relief. The Executive agrees that any violation by him of the agreements contained in Section 8 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

13.  Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 555 Seventeenth Street, 14th Floor, Denver, Colorado 80202 or to the Company's then principal office, if different, and if to the Executive, to 555 Seventeenth Street, 14th Floor, Denver, Colorado 80202, or to the Company's then principal office, if different.

(b) Binding Effect. This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

(c) Amendment. This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

(d) Applicable Law. This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

(e)  Counterparts.  This instrument may be executed in one or more


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counterparts, each of which shall be deemed an original.

(f) Entire Agreement. This Agreement supersedes and replaces all prior agreements or other expressions or understandings between the parties related to the employment of the Executive by the Company.

IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the date first above written.

                         PMC INTERNATIONAL, INC.


                         By: /s/
                         Title:Vali Nasr, CFO


                         THE EXECUTIVE:


                          /s/
                         Kenneth S. Phillips